Exhibit 99.1

Company Contact:

Catherine M. Frost

Zep Inc.

404-605-8714

Zep Inc. Awarded National U.S. Communities Contract

- Contract serves 30,000 public agencies with $1 billion buying power -

Atlanta, GA, January 23, 2008 – Zep Inc. (NYSE:ZEP) today announced that it has once again been awarded a five-year national contract by U.S. Communities Government Purchasing Alliance (U.S. Communities) to provide janitorial supplies to the 30,000 public agencies that currently utilize U.S. Communities contracts and suppliers. The public agencies, which procure more than $1 billion in products and services annually, are comprised of local and state government agencies, school districts (K-12), higher education and nonprofits.

Last fall, Dallas County, Texas issued a national RFP for Janitorial Supplies and Specialty Chemicals. Proposals were submitted by numerous companies with Zep winning the contract based upon its superior products, technical support and local customer service. This contract is similar to the 2003 U.S. Communities contract won by Zep. The five year contract is divided into an initial term of two years followed by three one-year renewal clauses. U.S. Communities is utilizing the Dallas County contract for its cooperative purchasing program.

Zep’s innovation and strength in the green marketplace will be of particular interest to municipalities nationwide that utilize U.S. Communities contracts since local and state agencies are demanding products and services that minimize potential negative impacts on the environment. Zep’s extensive, environmentally-friendly GreenLink™ product line contains products certified by Green Seal®, EcoLogo and DfE, together with a wide variety of environmentally preferable products that meet demanding formulation criteria established by Zep.

“Our mission is to create a superior experience for the public agencies we will reach through our U.S. Communities contract by providing superior service and innovation,” commented William A. (Bill) Holl, Executive Vice President and Chief Commercial Officer of Zep Inc. “Our nationwide sales force makes it easy to serve the janitorial product needs of local, state and federal agencies. We appreciate the partnership that we enjoy with U.S. Communities and we look forward to significant profitable growth from this relationship in the future.”

About U.S. Communities

U.S. Communities Government Purchasing Alliance is a nonprofit instrumentality of government that assists local and state government agencies, school districts (K-12), higher education and nonprofits in reducing the cost of purchased goods through pooling the purchasing power of public agencies nationwide. This is accomplished through competitively solicited contracts for quality products through lead public agencies.

Today, more than 30,000 public agencies utilize U.S. Communities contracts and suppliers. Each month more than 400 new public agencies register to participate. The continuing rapid growth of public agency participation is fueled by the program’s proven track record of providing unparalleled value to public agencies.

About Zep Inc.

Zep Inc., with fiscal year 2007 net sales of over $565 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia and has over 2,800 employees.

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